Exhibit 3.3(e)
                                CENTURYTEL, INC.
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                      CHARTER FOR RISK EVALUATION COMMITTEE
                            OF THE BOARD OF DIRECTORS
                     (as amended through February 25, 2004)
                                ----------------

I.       PURPOSE

         The Risk Evaluation Committee is appointed by the Board to identify, monitor and manage risks to the Company's business, properties and employees.

II.      COMPOSITION

         The Committee will consist of at least three directors, each of whom will be appointed and replaced by the Board in accordance with the Company's bylaws. The Committee's chairman will be designated by the Board. The Committee may form and delegate authority to subcommittees when appropriate.

III.     MEETINGS

         The chairman of the Committee will preside at each meeting and, in consultation with the other members of the Committee and management, will set the frequency of, and the agenda for, each meeting; provided, however, that any member of the Committee may call a meeting in his or her discretion. To assist it in discharging its functions, the Committee may invite to its meetings other directors or representatives of management, counsel and other persons whose pertinent advice or counsel is sought by the Committee.

IV.      AUTHORITY AND RESPONSIBILITIES

         In furtherance of the purpose of the Committee described above, the Committee will have the following authority and responsibilities:

         1. The Committee will review periodically the Company's major risk exposures in the areas listed below:

              (a) risks to the Company's properties (including its information systems) posed by casualty events, terrorism, sabotage or theft

              (b) risks to the Company's business caused by potential or actual regulatory developments or the Company's failure to comply with applicable telecommunications regulations

              (c) risks to the Company's business caused by the failure to comply with environmental, safety, health or other similar laws

              (d)  risks of injury to the Company's employees

              (e) risks of potential, threatened or pending rate cases or lawsuits.

         2. The Committee will review periodically the steps that the Company has taken or could take to mitigate major risks identified above or any others subsequently identified. In connection therewith, the Committee will periodically review and adjust the scope and coverage of the Company's insurance programs, subject to receiving the approval or ratification of the Board for material changes to such programs.

         3. The Committee will oversee the operation of the Company's corporate compliance program and procedures. In connection therewith, the Committee (i) will review periodically the effectiveness and adequacy of the Company's corporate compliance program and procedures and recommend to the Board any necessary proposed changes thereto and (ii) may, to the extent it deems necessary or appropriate, investigate or cause to be investigated any material instance of noncompliance.

         4. The Committee will oversee the Company's risk management, loss prevention and safety programs and activities.

         5. The Committee will monitor the functions of the Board to ensure that management (or the chairpersons of other Board committees) are periodically making presentations to the Board regarding other major risk exposures not directly monitored by the Committee.

         6. The Committee will make regular reports to the Board summarizing the Company's insurance programs and the Committee's activities.

         7. The Committee will also discharge any additional functions that may be delegated or assigned to it by the Board from time to time.

         8. The Committee will review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Committee will annually review its own performance.

                               * * * * * * * * * *
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o        Originally adopted and approved by the Committee and the Board on
         February 18, 2003 and February 25, 2003, respectively.

o Sections II and IV amended by the Committee and the Board on February 19, 2004 and February 25, 2004, respectively.